GLOBAL SAVINGS CLUB INC
FINANCIAL STATEMENTS
June 30, 2002

Index

Review Engagement Report

Financial Statements

Statement of Earnings and Retained Earnings - Statement 1
Balance Sheet - Statement 2
Statement of Cash Flows - Statement 3
Notes to the Financial Statements

REVIEW ENGAGEMENT REPORT

To the Directors of Global Savings Club, Inc.

I have reviewed the balance sheet of Global Savings Club Inc. as at June 30, 2002 and the statements of earnings and retained earnings, and statement of cash flows for the period then ended. My review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to me by the company.

A review does not constitute an audit and consequently I do not express an audit opinion on these financial statements.

Based on my review nothing has come to my attention that causes me to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles.

(Dan Nichvoldow & Associates
Certified General Accountant

Kelowna, British Columbia

August 8, 2002















GLOBAL SAVINGS CLUB, INC.                   Statement 1
STATEMENT OF EARNINGS AND RETAINED EARNINGS
For The Period Ended June 30, 2002

                                                      July 31
                                     11 months ended    2001

REVENUE

Corporate Memberships                   $   3,991     $     271

EXPENSES

Advertising & Promotion                                      11
Amortization                                              1,578
Bank Charges                                  190            69
Commissions                                 3,338
Consulting Fees                                             400
Interest                                    1,497
Marketing Supplies                          1,078
License, Fees & Dues                                         70
Professional Fees                           1,767           500
Office                                                      629
Rent                                                        300
Telephone                                     272
Vehicle                                       100
Workers Compensation                                         53

Total Expenses                              8,242         3,610

NET EARNINGS (LOSS) FOR THE YEAR           (4,251)       (3,339)

RETAINED EARNINGS (DEFICIT)-Beginning      (9,326)       (5,987)

RETAINED EARNINGS (DEFICIT)-Ending      $ (13,577)    $  (9,326)


















GLOBAL SAVINGS CLUB, INC.                  STATEMENT 2
BALANCE SHEET
June 30, 2002

ASSETS

                                          2002           2001
CURRENT ASSETS

Cash                                    $      71     $      78
GST receivable                                               20
Due from Global U.S.                        8,601         2,296

Total Current Assets                        8,672         2,394

CAPITAL ASSETS  (Note 3)                    2,428         2,428

Total Assets                            $  11,100     $   4,822

LIABILITIES

CURRENT LIABILITIES

Accounts Payable                        $   2,300     $  1,000
GST Payable                                   110
Note Payable - Williams                     2,488        2,489
Note Payable - Van Den Ham                 24,948       24,948

Total Liabilities                          29,840       28,437

DUE TO SHAREHOLDER (Note 4)                (5,263)     (14,389)

EQUITY

SHARE CAPITAL (Note 5)                        100          100

RETAINED EARNINGS                         (13,577)      (9,326)

TOTAL LIABILITIES AND EQUITY            $  11,100     $  4,822

Approved:

(Bryan M. Nordine)
Director









GLOBAL SAVINGS CLUB, INC.                      STATEMENT 3
STATEMENT OF CASH FLOWS
For the 11 Month Period Ended June 30, 2002

                                            2002          2001


CASH PROVIDED

Accounts Payable                        $    1,400    $
Common Shares Issued                           100
Due from - Rocky's Auto                                     150
Due from - Starlit Man.                                     200
GST - ITC's                                    110           43
Less Accumulated Amortization                1,953        1,012
Note Payable - Williams                      2,489        2,489
Note Payable - Van Den Ham                  24,948
Retained Earnings                                           725
Shareholder Loans                                        11,210
Share Subscriptions Rec.                                    100

TOTAL CASH PROVIDED                         31,000       15,929

CASH APPLIED

Accounts Payable                                            259
Computer Hardware                            2,499          300
Due from Global U.S.                         8,601        2,296
Due to Nordine & Co.                                      3,716
Net Loss                                       148        1,125
GST - Collectable                                            22
Loan - S. Nordine                                         3,615
Note Payable - H. Stehr                                   2,000
Proprietary Software                         1,882        2,654
Retained Earnings                            9,326
Shareholder loan - BN                        7,705

TOTAL CASH APPLIED                          30,161       15,987

NET INCREASE (DECREASE) IN CASH                839          (58)

CASH, beginning of year                        578          175

CASH, end of year	                      $       71    $     578

AS REPRESENTED BY

Cash	                                   $      71     $     78





GLOBAL SAVINGS CLUB, INC.                    STATEMENT 4
NOTES TO FINANCIAL STATEMENTS
Period Ended June 30, 2002

1.  NATURE OF OPERATIONS

The company is incorporated under the laws of British Columbia and is engaged in the operation of a subscription service and buyers club.

2.  SIGNIFICANT ACCOUNTING POLICIES

Amortization

Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization is calculated according to rates shown below, with one half of the rate in the year of acquisition.

Amortization has not been recorded for this 11 month period.

3.    CAPITAL ASSETS
                                    Accumulated	    2002   2001
                            Cost	Amortization     Net	Net
                           <C<
Computer equipment 30%     $2,499     $1,012       $1,487  1,487
Proprietary software 100%   1,882        941          941    941

Total                      $4,381     $1,953       $2,428 $2,428

4.  	DUE TO SHAREHOLDERS

Amounts due to the shareholders are unsecured, without interest or specific terms of repayment.

5.  	SHARE CAPITAL

Authorized:

7,000,000	Class A common voting shares without par value
  995,000	Class B common voting shares without par value
  500,000	Class C common voting shares without par value
  500,000	Class D common voting shares without par value
  250,000	Class E common non-voting shares without par value
  250,000	Class F common non-voting shares without par value
  250,000	Class G common non-voting shares without par value
  250,000	Class H common non-voting shares without par value
    2,500	Class I preferred voting shares with a par value of
            $1,000.00
    2,500	Class J preferred non-voting shares with a par value of
            $1,000.00

                                                   2002	2001
Issued:
1,000,000	Class A common shares                  $100     $100